UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K /A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

August 22, 2008

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities

This amendment updates the disclosure to Item 2.05 of the current report on Form 8-K filed by Jamba, Inc. (the “Company”) on August 28, 2008. In such previous 8-K the Company stated that it had identified up to 20 existing stores that would be considered for closure prior to the natural termination of their lease terms, in addition to the remaining three stores of the eleven existing stores previously identified for closure. The Company stated at that time that such closures were dependent upon the results of negotiations with respective landlords and that any resulting lease termination payments and store closure costs would be subject to such negotiations.

At the same time, the Company also stated that there was one remaining signed lease for an un-built store to be terminated of the 12 signed leases for un-built stores previously identified for termination.

At the time of filing, the Company was unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the charges related to the lease termination and potential closings of up to 23 stores and the one un-built store.

Subsequent to this announcement, the Company proceeded with the early closure of 23 of the 23 existing stores identified. It also terminated the signed lease for the one remaining un-built store previously identified as well as the signed lease for one additional un-built store not previously identified. The Company incurred total charges of $7.4 million in the fourth quarter of fiscal 2008 for lease termination and store closure costs for the 23 existing stores that were closed and the two signed leases for un-built stores that were terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: March 17, 2009	By:	/s/ KAREN L. LUEY
		Name:	Karen L. Luey
		Title:	Senior Vice President, Chief Financial Officer